Exhibit 21.1

Subsidiaries of Horizon Therapeutics Public Limited Company:

NAME:	JURISDICTION OF INCORPORATION:

Horizon Medicines LLC	Delaware
Horizon Therapeutics U.S. Holding LLC	Delaware
Horizon Properties Holding LLC	Delaware
Horizon Therapeutics Brasil Ltda	Brazil
Horizon Therapeutics Capital Limited	Ireland
Horizon Therapeutics Finance Limited	Ireland
Horizon Therapeutics Finance S.à.r.l	Luxembourg
Horizon Therapeutics France SAS	France
Horizon Therapeutics GmbH	Germany
Horizon Therapeutics Holdings Limited	Ireland
Horizon Therapeutics Ireland DAC	Ireland
Horizon Therapeutics Italy S.r.l.	Italy
Horizon Therapeutics Japan G.K.	Japan
Horizon Therapeutics Services LLC	Delaware
Horizon Therapeutics Spain, S.L.	Spain
Horizon Therapeutics Switzerland GmbH	Switzerland
Horizon Therapeutics Treasury DAC	Ireland
Horizon Therapeutics USA, Inc.	Delaware
HZNP Canada Limited	Canada
HZNP Finance Limited	Bermuda
HZNP Limited	Ireland
Viela Bio, Inc.	Delaware
Horizon Therapeutics Netherlands B.V.	Netherlands
Viela Bio GmbH	Switzerland
Horizon Therapeutics Austria GmbH	Austria
Horizon Therapeutics Belgium S.r.l.	Belgium
Horizon Therapeutics Colombia S.A.S.	Colombia
Horizon Therapeutics Denmark ApS	Denmark
Horizon Therapeutics Finland Oy	Finland
Horizon Therapeutics Norway AS	Norway
HZNP Portugal Unipessoal Lda	Portugal
Horizon Therapeutics Sweden AB	Sweden
Horizon Therapeutics UK Limited	United Kingdom

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